Exhibit 99.1

                                  PRESS RELEASE

      GLOBAL NUTECH, INC. SIGNS LETTER OF INTENT TO ACQUIRE TEXAS OIL WELLS

Huntington Beach, CA - Marketwire- February 10, 2011 - Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) announced today that the Company's wholly owned subsidiary, NuTech Energy, Inc., has signed a non-binding letter of intent to acquire majority interests in five producing Texas oil wells. NuTech Energy intends this proposed transaction to be the start of a program to acquire existing and marginal production oil wells and to use proprietary technology to improve the production of these wells.

E. G. Marchi, President of Global NuTech, Inc., stated, "We intend to use this unique technology to improve oil and gas production from existing wells in Texas, Oklahoma and Louisiana. There are over 40,000 of these 'orphan' wells available, many of which we can acquire for notes or restricted stock, thus multiplying our revenues with this leverage."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including the Agrigenic Food Company's Biotec Foods(R) (), Biomed Foods(R) (www.biomedfoods.com) and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements. Additionally, our wholly owned subsidiary, NuTech Energy, Inc., will engage in operations to maximize oil production in marginal wells as well as drilling shallow wells in known production areas with a low risk of a dry well.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930